Exhibit 99.2

FROM:	FOR:
FRB Weber Shandwick	Community First Bankshares, Inc.
676 North St. Clair Street	520 Main Avenue
Chicago, IL 60611	Fargo, ND 58124-0001
Contact: Jeff Wilhoit	Contact: Mark A. Anderson
312-640-6757	701-298-5600
jwilhoit@webershandwick.com	IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES ANNOUNCES PUBLIC OFFERING OF $60 MILLION OF 7.60% CUMULATIVE CAPITAL SECURITIES OF CFB CAPITAL IV

FARGO, N.D., February 26, 2003 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced that it has entered into an agreement to sell 2,400,000 shares of 7.60% Cumulative Capital Securities at $25 per share, or $60 million in the aggregate, of CFB Capital IV, a Delaware statutory trust formed by Community First Bankshares, in an underwriting managed by U.S. Bancorp Piper Jaffray Inc., and RBC Capital Markets.  Proceeds from the offering will be used to redeem outstanding capital securities.

The Capital Securities have been approved for listing on The Nasdaq National Market® under the symbol “CFBXM.”  A copy of the prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting U.S. Bancorp Piper Jaffray Inc., U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402, attn:  Preferred Desk 612-303-6600 or RBC Dain Rauscher, Inc., Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, attn: Preferred Syndicate Department 612-371-2711.

Community First Bankshares, a $5.8 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 136 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

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